FOR IMMEDIATE RELEASE
Contact:  Robert M. Mahoney
617-484-6700

BSB BANCORP, INC. COMPLETES STOCK OFFERING
AND CONVERSION

Belmont, Massachusetts, October 4, 2011: BSB Bancorp, Inc. (the “Company”), the holding company for Belmont Savings Bank (the “Bank”), announced that on October 4, 2011, it completed its stock offering in connection with the mutual-to-stock conversion of BSB Bancorp, MHC, the former mutual holding company for the Bank.  Shares of the Company’s common stock are expected to begin trading on October 5, 2011, on the Nasdaq Capital Market under the symbol “BLMT.”

The Company sold 8,993,000 shares of common stock in the offering (including 458,643 shares sold to the Bank’s tax-qualified Employee Stock Ownership Plan) at the offering price of $10.00 per share, for gross proceeds of approximately $89.9 million.  The Company also contributed $200,000 in cash and 179,860 shares of its common stock to Belmont Savings Bank Foundation, a not-for-profit charitable foundation that the Bank established in connection with the stock offering and conversion.

The subscription offering was managed by Keefe, Bruyette & Woods, Inc.  Luse Gorman Pomerenk & Schick, P.C. acted as counsel to the Company and the Bank.  Kilpatrick Townsend & Stockton LLP acted as counsel to Keefe, Bruyette & Woods, Inc.

Belmont Savings Bank is a Massachusetts chartered savings bank headquartered in Belmont, Massachusetts.  The Bank provides financial services to individuals, families and businesses through its four full-service branch offices located in Belmont and Watertown in Southeast Middlesex County, Massachusetts. The Bank’s primary lending market includes Essex, Middlesex, Norfolk and Suffolk Counties, Massachusetts.

The shares of common stock of BSB Bancorp, Inc. are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

This press release may contain forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include delays in receipt of an updated appraisal, the necessary regulatory approvals and consummation of the conversion and offering, changes in general economic conditions, changes in the interest rate environment, legislative and regulatory changes, changes in the securities markets and changes in consumer spending, borrowing and savings habits.